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Caribou Biosciences Announces Webcast Conference Call to Highlight Initial CB-010 ANTLER Phase 1 Data Presentation at EHA on June 10, 2022

-- Poster presentation at the European Hematology Association (EHA) 2022 Congress to take place on Friday, June 10 and include additional data from dose level 1 patients --

BERKELEY, CA, June 1, 2022 – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced that the company will host a webcast conference call to share additional initial clinical data from its ANTLER Phase 1 clinical trial of CB-010 in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) on Friday, June 10, 2022, at 8:00 am ET. The discussion will include longer duration data on the six patients treated at dose level 1 based on a new data cutoff date.

Webcast presenters will include:

•
Rachel Haurwitz, Ph.D., president and chief executive officer, Caribou
•
Syed Rizvi, M.D., chief medical officer, Caribou
•
Steven Kanner, Ph.D., chief scientific officer, Caribou
•
Loretta J. Nastoupil, M.D., section chief of new drug development; associate professor, Department of Lymphoma/Myeloma, The University of Texas MD Anderson Cancer Center
•
James H. Essell, M.D., OHC hematologist, medical oncologist, blood and marrow transplant specialist, and Chair, Cellular Therapy, US Oncology Network

The live webcast and conference call at 8:00 am ET, with an accompanying presentation, will be accessible under Events in the Investors section of the company’s website. To participate in the conference call, dial 1-844-862-9351 (domestic) or 1-929-517-0932 (international) and reference conference ID #4657536. The archived audio webcast will be available on Caribou’s website following the call and will be available for 30 days.

Details of the poster presentation at EHA are as follows:

Title: First-in-human trial of CB-010, a CRISPR-edited allogeneic anti-CD19 CAR-T cell therapy with a PD-1 knock out, in patients with relapsed or refractory B cell non-Hodgkin lymphoma (ANTLER study)

Abstract: 3103

Presenter: Loretta J. Nastoupil, M.D.

Date and Time: Friday, June 10, 2022, 16:30 – 17:45 CEST (10:30 – 11:45 am ET)

Session Title: Gene therapy, cellular immunotherapy and vaccination - Clinical

Location: Messe Wien Exhibition & Congress Center, Vienna, Austria

Presentations and posters will be available for registered attendees of EHA for on-demand viewing on the EHA website on June 10, 2022 at 9:00 am CEST (3:00 am ET). Caribou plans to issue a data press release at 9:00 am CEST (3:00 am ET) on Friday June 10, 2022. The poster will be available on the Presentations page of the Investors section of Caribou’s website.

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About CB-010

CB-010 is the lead product candidate from Caribou’s allogeneic CAR-T cell therapy platform and is being evaluated in patients with relapsed or refractory B cell non-Hodgkin lymphoma (r/r B-NHL) in the ongoing ANTLER Phase 1 trial. CB-010 is an allogeneic anti-CD19 CAR-T cell therapy engineered using Cas9 CRISPR hybrid RNA-DNA (chRDNA) technology to insert a CD19-specific CAR into the TRAC gene and knock out PD-1 to boost the persistence of antitumor activity. CB-010 is the first allogeneic CAR-T cell therapy in the clinic with a PD-1 knock out. Additional information on the ANTLER trial can be found at https://clinicaltrials.gov using identifier NCT04637763.

About Caribou’s Novel Next-Generation CRISPR Platform

CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Class 2 CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems are capable of editing unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed CRISPR hybrid RNA-DNA guides (chRDNAs; pronounced “chardonnays”) that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.

Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its proprietary Cas12a chRDNA technology, enables superior precision to develop cell therapies that are specifically engineered for enhanced persistence. Caribou is advancing a pipeline of off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of patients with hematologic malignancies and solid tumors.

Follow us @CaribouBio and visit www.cariboubio.com.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical and preclinical development programs, including its expectations relating to the timing of the release of initial and additional patient data from its ANTLER phase 1 clinical trial for CB-010. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in development of cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of Caribou’s

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current and future research and development programs, preclinical studies, and clinical trials; and the risk that initial or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as more patient data becomes available; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc. Contacts:
Amy Figueroa, CFA
Investor Relations and Corporate Communications
afigueroa@cariboubio.com

Investors and Media:
Elizabeth Wolffe, Ph.D., and Sylvia Wheeler
Wheelhouse LSA
lwolffe@wheelhouselsa.com
swheeler@wheelhouselsa.com

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